Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.13R

Further to the announcement released on 25 September 2018, British American Tobacco p.l.c. (the “Company”) confirms that there are no matters to be disclosed under the requirements of Listing Rule 9.6.13R in relation to the appointment of Mr Jack Bowles, who will be appointed to the Board of the Company with effect from 1 January 2019.

Sophie Kerr
Assistant Secretary

1 October 2018

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